Exhibit (10)A
TARGET CORPORATION
EXECUTIVE OFFICER CASH INCENTIVE PLAN
(Adopted on January 12, 2021)
Article I—Background
1.1    Name.    The name of this plan is the "Target Corporation Executive Officer Cash Incentive Plan." It is sometimes hereinafter referred to as the "Plan." Unless otherwise defined in the Plan or the context clearly indicates to the contrary, capitalized terms are defined in Article II.
1.2    Compensation Policy and Plan Intent.    The Plan provides incentive cash bonus payments to Executive Officers whose work helps the Company achieve its goals and objectives.
1.3    Eligibility.    Bonuses may be granted to any Executive Officer who is designated as a Participant from time to time by the Committee. Designation as a Participant for a Bonus in one period shall not confer on a Participant the right to participate in the Plan for any other period.
Article II—Definitions
2.1    Board.    "Board" means the Board of Directors of the Company.
2.2    Bonus.    "Bonus" means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash bonus payment from the Company pursuant to Article III.
2.3    Company.    "Company" refers to Target Corporation and its subsidiaries.
2.4    Committee.    "Committee" means the Human Resources & Compensation Committee of the Board and if no such named committee shall be designated by the Board, it shall mean the Committee of the Board most nearly performing the duties of the Human Resources & Compensation Committee as defined at the time of its elimination as a Board Committee.
2.5    Executive Officer.    "Executive Officer" is as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.
2.6    Participants.    "Participants" means Executive Officers participating in the Plan.
2.7    Performance Measures.    "Performance Measures" means any measure of performance as determined by the Committee, including one or a combination of two or more Performance Measures. Performance Measures may be quantitative or qualitative in nature and may be different for individual Participants within the same Performance Period. Without limiting the authority of the Committee, Performance Measures may be based on total revenue; sales; comparable sales; earnings before one or more of interest, taxes, depreciation and amortization; net earnings; earnings per share; profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital, return on revenue, and return on sales); operating income; cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on investment); margins (including, but not limited to, one or more of gross, operating and net earnings margins); cost and expense management; interest coverage; debt leverage; net debt; net debt to earnings before one or more of interest, taxes, depreciation, amortization and rent expense ratio; selling, general, and administrative expense rate; economic value added or similar value added measurements; total shareholder return; market share; Target Corporation share price; or working capital.
2.8    Performance Period.    "Performance Period" is the period, which shall be a period of at least one fiscal quarter, specified by the Committee at the time a Bonus is granted during which specified Performance Measures must be attained as a condition to the payment of the Bonus.

Article III—Bonuses
3.1    General.    Bonuses may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time a Bonus is granted, shall specify the terms and conditions which govern the Bonus, which terms and conditions will prescribe the degree of attainment of such Performance Measures required for payment of a Bonus and that the Bonus shall be earned only upon, and to the extent that, Performance Measures as described in Section 3.2 are satisfied within the Performance Period for the Bonus. The Committee may establish terms and conditions for payment of Bonuses in the event of changes of duties of any Participant with the Company during the Performance Period or in the event of a Participant's termination of employment (including death, disability, retirement, or termination with or without cause) or leave of absence. Different terms and conditions may be established by the Committee for different Bonuses and for different Participants.
3.2    Performance Measures.    Payment of Bonuses shall be contingent upon the degree of attainment of specified Performance Measures over the Performance Period. Multiple Performance Periods may be established, each with different lengths and which run concurrently. Performance Measures may be absolute in their terms, on a per share basis, measured as a change from prior periods, measured against or in relationship to other companies comparably, similarly or otherwise situated or measured against other indices or external measures, and may relate to the Company or a segment, subsidiary, operating company, division, unit or test strategy or new venture of the Company. Each measure that is a financial measure shall be adjusted if so determined by the Committee, to exclude unusual or non-recurring events, changes in accounting principles or methods, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges, retained and uninsured losses for natural catastrophes and any other items as the Committee determines to be appropriate.
3.3    Payment of Bonuses.    Following the completion of each Performance Period, the Committee shall certify the level of attainment of the applicable Performance Measures for each Participant. Bonuses shall be paid to Participants in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. However, any Participant who is a participant in a deferred compensation plan may defer payment of his/her Bonus if and to the extent permissible under any such plan.
3.4    Adjustments.    The Committee may adjust the specified Performance Measures or the degree of attainment required to earn a Bonus for such factors as may permit consistent computation, such as those factors set forth in Section 3.2 above. In addition, the Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to adjust, increase, reduce or eliminate a Bonus payable to any Participant for any reason.
Article IV—General
4.1    Administration and Interpretation of Plan.    This Plan shall be interpreted by the Committee and its interpretations shall be final and binding on Participants and all other parties in interest.
The Plan shall be administered by the Committee. The Committee reserves the right, from time to time, to prescribe rules and regulations which are not inconsistent with the provisions of the Plan, and to modify or revoke such rules and regulations at such time and in such manner as it may deem proper. The Committee may specify a pool from which some or all Bonuses may be paid to all or a subset of Participants in accordance with this Plan and grant Bonuses under Section 3.1 based on allocations from such pool. The then current Plan shall be available, upon request, for review by any Participant or his or her duly authorized agent. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Bonus in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan.
All persons in the Plan shall be bound by the terms of the Plan and of all rules and regulations pursuant thereto, all as now in effect or hereafter amended, promulgated or passed.

4.2    Rights of Participants and Beneficiaries.    The Plan is not an employment agreement and does not ensure or evidence to any degree the continued employment or the claim to continued employment of any Participant for any time or period or job.
No Participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company. If a Bonus has been granted, a Participant or beneficiary has only an unsecured right to receive cash payments in accordance with and at the times specified by the Plan.
No Participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of a Bonus hereunder.
4.3    Amendment, Modification and Termination of the Plan.    The Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Bonus to any Participant which has not been paid. No Bonus may be granted during any suspension of the Plan or after its termination.
4.4    Unfunded Plan.    The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Bonuses under the Plan.
4.5    Other Benefit and Compensation Programs; No Right to Employment.    The adoption of the Plan by the Committee shall not be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under a Bonus granted pursuant to the Plan shall not be deemed a part of the Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state, and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract, or arrangement, except in those cases in which the Committee expressly determines otherwise. Nothing in the Plan or any Bonus constitutes or implies any obligation or undertaking to employ or retain a Participant for any period of time or in any position or any limitation of the Company to terminate a Participant’s employment at any time with or without notice or cause.
4.6    Governing Law.    To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to the Plan shall be the United States District Court for the District of Minnesota, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court.
4.7    Tax Withholding.    The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any withholding taxes the Company reasonably determines are legally payable by the Participant.
4.8    Compensation Recoupment Policy.    Bonuses shall be subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.
4.9    Miscellaneous Provisions.
a.     Headings.    Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Plan, and shall not influence its construction.
b.     Construed as a Whole.    The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

4.10    Effective Date of the Plan.    The Plan shall become effective as of January 31, 2021, and shall remain in effect until it has been terminated pursuant to Section 4.3.